Exhibit 99.1

Delta Apparel Reports Third Quarter 2009 Results

-Third Quarter Revenue Increased 13.7% to a Record $85.7 Million-

- Third Quarter Diluted EPS Improved to $0.14-

- Company Narrows Fiscal 2009 Outlook-

DULUTH, Ga.--(BUSINESS WIRE)--April 24, 2009--Delta Apparel, Inc. (NYSE Amex: DLA) today reported financial results for its third fiscal quarter ended March 28, 2009.

Third Quarter Results

Net sales for the three months ended March 28, 2009, were a record $85.7 million, an increase of $10.3 million, or 13.7%, from the prior year’s third quarter. The sales growth was driven by a 32.1% sales increase in the activewear segment partially offset by a 7.6% decrease in retail-ready sales. Gross margins were 19.6% compared to 20.8% in the prior year third quarter. The decrease in gross margins was driven primarily from an increase in activewear sales as a percentage of the Company’s total sales, impacting gross margins by approximately 260 basis points. This was partially offset by improved margins in the activewear segment due to higher pricing in the private label business and overall improved manufacturing results. In addition, the prior year third quarter included $0.9 million of restructuring related expenses, lowering the gross margin in that quarter by approximately 115 basis points. Net income for the current year third quarter was $1.2 million, or $0.14 per diluted share compared to a net loss of $0.4 million, or ($0.05) per diluted share, inclusive of ($0.07) per diluted share of restructuring related expenses, in the third quarter of the prior year.

Robert W. Humphreys, the Company’s President and Chief Executive Officer, commented, “We are pleased to have achieved our fourth consecutive quarter of organic sales growth in what remains a very challenging marketplace. Our improved manufacturing operations and the execution of several strategic initiatives have built profitable growth that should drive continued value for our shareholders in the future. We believe the strength of our brands, expanding license agreements, creative graphic talent, and unique manufacturing and distribution capabilities, all combined with our diverse channels of distribution, are allowing us to build market share in a difficult apparel marketplace.”

Acquisition

Effective March 29, 2009, the Company acquired substantially all of the assets of Gekko Brands, a premier supplier of licensed and decorated headwear sold under the brands of The Game® and Kudzu®. Our new wholly-owned subsidiary, To The Game, LLC, will continue the business of providing innovatively designed, high quality headwear. The Game® and Kudzu® have extensive license agreements including most major colleges and universities, motorsports properties, Churchill Downs, and various resort properties.

The Company purchased associated inventory, accounts receivables, and fixed assets of the business, and assumed certain liabilities. No goodwill or intangibles will be recorded on the Company’s financial statements in connection with the acquisition. The acquisition was financed through the Company’s asset-based secured revolving credit facility. In conjunction with the acquisition, the Company exercised the $10 million accordion feature under its existing credit facility, bringing the total line of credit to $110 million, subject to borrowing base limitations. Delta Apparel expects To The Game, LLC to add approximately $27 million in annual sales to its business and to be marginally profitable, with opportunities for improved profitability in the future. This business should allow the Company to increase sales of branded and licensed products and become a more important partner with many key license holders.

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe and Junkfood businesses, had sales of $32.3 million, a 7.6% decline from the prior year third quarter. The Junkfood and Soffe businesses both experienced reduced sales as retailers reduced orders to lower their inventory investment after the weak holiday season and with continued expectation of reduced consumer spending in the future. The Soffe business also declined in its military business, as the prior year included sales from the introduction of the new Navy PT uniform, which resulted in a spike in military sales in the third and fourth fiscal quarters of 2008. Operating income in the retail-ready segment was $2.8 million for the third fiscal quarter of 2009, a decline of $1.9 million from the prior year third quarter due primarily to the lower sales and deleveraged fixed costs in the businesses.

Activewear Apparel

The activewear segment, comprised of the Delta and FunTees businesses, reported sales of $53.3 million for the three months ended March 28, 2009, an increase of 32.1% over the prior year third quarter. Sales in the FunTees business increased 70.7% as it received more programs and a higher percentage of orders for full-package products from its customers as a result of the improved quality and performance over the last several quarters. Sales of the Delta basic tees increased 14.7% during the third quarter driven by increased unit sales of 13%. We believe that the Delta business is increasing its market share in undecorated tees through its ability to service its customers with competitively priced inventory that can be shipped the same day the order is received. During the quarter, the Company reduced its manufacturing production to manage its inventory levels. The Company expensed $0.8 million associated with the manufacturing curtailments during the three months ended March 28, 2009. The activewear segment had an operating loss of $0.5 million for the third quarter of 2009, compared to an operating loss of $3.6 million in the prior year third quarter, which included $0.9 million in restructuring related expenses. The improved results were due primarily to increased sales, improved manufacturing costs and lower raw material and transportation expenses.

Fiscal 2009 Year to Date Results

Net sales for the nine months ended March 28, 2009, were $250.5 million, an increase of $33.8 million, or 15.6% from the prior year. The sales increase was driven by organic growth in each of the Company’s four business units. Net income for the nine months ended March 28, 2009 was $2.4 million, or $0.29 per diluted share, compared to the prior year’s net loss of $4.8 million, or ($0.56) per diluted share, inclusive of ($0.39) per diluted share of restructuring related expenses.

Fiscal 2009 Guidance

For the fiscal year ending June 27, 2009, the Company narrows its expectation for net sales to be in the range of $350 million to $360 million and earnings to be in the range of $0.70 to $0.80 per diluted share. This compares to fiscal year 2008 sales of $322.0 million and a fiscal year 2008 loss of ($0.06) per diluted share, inclusive of ($0.39) of costs associated with the textile restructuring plan. The Company remains concerned about the U.S. economy and slowing consumer demand for apparel, but believes it has taken into consideration these heightened risk factors in its expectations for the fiscal year.

Mr. Humphreys concluded, “We were pleased to complete the acquisition of The Game® and Kudzu® brands during the first week of our fourth quarter. The purchase of this business is in keeping with our strategy of acquiring brands, licensed properties, and operating companies that expand our channels of distribution, giving us additional platforms for growth. We look forward to finishing fiscal 2009 with strong organic sales growth and believe we will enter fiscal year 2010 well positioned to continue our profitable growth and build greater value for our shareholders.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-5574. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from April 24, 2009 through May 23, 2009. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 3446866.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company and To The Game, LLC, is an international design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The new headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Mar 28, 2009	Mar 29, 2008	Mar 28, 2009	Mar 29, 2008

Net Sales	$85,685	$75,364	$250,458	$216,706
Cost of Goods Sold	68,915	59,654	198,327	177,184
Gross Profit	16,770	15,710	52,131	39,522

Selling, General and Administrative	14,450	14,645	45,850	42,232
Restructuring Costs	-	-	-	62
Other (Expense) Income, Net	(34)	9	(49)	57
Operating Income (Loss)	2,286	1,074	6,232	(2,715)

Interest Expense, Net	1,028	1,648	3,669	4,703

Income (Loss) Before Provision (Benefit) for Income Tax	1,258	(574)	2,563	(7,418)

Provision (Benefit) for Income Taxes	95	(189)	131	(2,651)

Net Income (Loss)	$1,163	$(385)	$2,432	$(4,767)

Weighted Average Shares Outstanding
Basic	8,503	8,497	8,501	8,474
Diluted	8,505	8,497	8,502	8,474

Net Income (Loss) per Common Share
Basic	$0.14	$(0.05)	$0.29	$(0.56)
Diluted	$0.14	$(0.05)	$0.29	$(0.56)

		Mar 28, 2009	June 28, 2008	Mar 29, 2008

Current Assets
Cash		$1,162	$586	$607
Receivables, Net		49,702	62,012	44,329
Income Tax Receivable		2,440	1,007	2,696
Inventories, Net		136,469	124,746	136,192
Deferred Income Taxes		3,402	2,542	3,392
Other Assets		3,014	2,916	3,366
Total Current Assets		196,189	193,809	190,582

Noncurrent Assets
Property, Plant & Equipment, Net		37,650	40,042	37,933
Goodwill and Other Intangibles, Net		24,049	24,417	21,948
Other Noncurrent Assets		3,330	3,355	2,724
Total Noncurrent Assets		65,029	67,814	62,605

Total Assets		$261,218	$261,623	$253,187

Current Liabilities
Accounts Payable and Accrued Expenses		$52,039	$53,112	$53,391
Current Portion of Long Term Debt		5,718	6,780	6,273
Total Current Liabilities		57,757	59,892	59,664

Noncurrent Liabilities
Long-Term Debt		93,650	95,542	91,159
Deferred Income Taxes		985	578	1,056
Other Noncurrent Liabilities		1,070	718	1,375
Total Noncurrent Liabilities		95,705	96,838	93,590

Stockholders' Equity		107,756	104,893	99,933

Total Liabilities and Stockholders' Equity		$261,218	$261,623	$253,187

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
ICR, Inc.
Investor Relations Contact:
Brendon Frey, 203-682-8200